                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                       EAGLE POINT SOFTWARE CORPORATION,

                              JB ACQUISITIONS LLC

                                      and

                            TALON ACQUISITION CORP.

                           Dated as of July 12, 2001

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2001 (this "Agreement"), is made and entered into by and among Eagle Point Software Corporation, a Delaware corporation (the "Company"), JB Acquisitions LLC, an Iowa limited liability company ("Parent"), and Talon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"). Merger Sub and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                  WITNESSETH:

   WHEREAS, John F. Biver ("Biver") desires to acquire the entire equity interest in the Company and has formed Parent and Merger Sub for the purpose of effecting such transaction; and

   WHEREAS, the respective Boards of Directors of the Company and Merger Sub have each approved, and deem advisable and in the best interests of their respective stockholders, and the Company, Parent and Merger Sub have approved, the merger of Merger Sub with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the "Delaware Act") and upon the terms and subject to the conditions set forth in this Agreement (such transaction is referred to as the "Merger"), as a result of which the Company will be the surviving corporation and will become a wholly owned subsidiary of Parent; and

   WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to, the Merger.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.

                                   THE MERGER

   Section 1.1. The Merger. At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions of this Agreement and the Certificate of Merger (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation").

   Section 1.2. Effective Time. On the Closing Date (as defined in Section 3.1), a copy of the Certificate of Merger, attached hereto as Exhibit A (the "Certificate of Merger"), shall be executed and filed by the Company and Merger Sub with the Secretary of State of the State of Delaware. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is mutually agreed by the parties and specified in the Certificate of Merger (the "Effective Time").

   Section 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges and powers of the Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

   Section 1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of, and assume the liabilities of, either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in, and the assumption of the liabilities of, the Surviving Corporation or otherwise to carry out this Agreement.

   Section 1.5. Certificate of Incorporation; By-Laws; Officers and Directors.

   (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be in the form attached hereto as Exhibit B until thereafter amended as provided by law and such Certificate of Incorporation.

   (b) Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

   (c) Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub in office at the Effective Time shall be and constitute the officers of the Surviving Corporation, each holding the same office in the Surviving Corporation as he or she held in Merger Sub for the terms elected or until their respective successors shall be elected or appointed and qualified.

   (d) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub in office at the Effective Time shall be and constitute the directors of the Surviving Corporation, each holding the same directorship in the Surviving Corporation as he or she held in Merger Sub for the terms elected or until their respective successors shall be elected or appointed and qualified.

                                  ARTICLE II.

                              TREATMENT OF SHARES

   Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any of the following securities:

     (a) Each share (collectively, the "Shares") of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than (i) any Shares owned by Biver, Parent, Merger Sub or the Company or any direct or indirect subsidiary of Parent, Merger Sub or the Company, (ii) any Shares owned by Rodney L. Blum ("Blum") and Dennis J. George ("George") and (iii) any Dissenting Shares (as defined in Section 2.2(a)) shall be canceled and extinguished and be converted into the right to receive $6.40 (the "Per Share Amount"), in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share in accordance with Section 2.3.

     (b) All Shares of Company Common Stock owned by Blum or his affiliates (including trusts created by him) immediately prior to the Effective Time, which number shall not exceed an aggregate of 953,704 Shares and of which at least 78,125 Shares will be owned personally by Blum, shall be canceled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such Shares in accordance with Section 2.3,
  (i) the Per Share Amount in cash payable to the holders thereof, without interest, with respect to each Share owned by Blum or his affiliates in excess of 78,125 Shares and
  (ii) a seven-year subordinated note payable to Blum, in the form attached hereto as Exhibit C, in the principal amount of $500,000 with respect to 78,125 Shares held by Blum.

     (c) 381,480 Shares of Company Common Stock owned by George immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive, upon surrender of the certificate representing such Shares in accordance with Section 2.3, (i) an aggregate of $2,191,472 in cash payable to George, without interest, and (ii) a seven-year subordinated note payable to George, in the form attached hereto as Exhibit D, in the principal amount of $250,000.

     (d) Each Share held in the treasury of the Company and each Share owned by Biver, Parent, Merger Sub or any direct or indirect Subsidiary (as defined in Section 4.1) of Parent, Merger Sub or the Company immediately prior to the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto.

     (e) Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

   Section 2.2. Dissenting Shares.

   (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with Section 262 of the Delaware Act and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive cash pursuant to Section 2.1, but the holder thereof shall be entitled to only such rights in respect thereof as are granted by Section 262 of the Delaware Act.

   (b) Notwithstanding the provisions of subsection (a) of this Section 2.2, if any holder of Shares who demands appraisal of his Shares pursuant to Section 262 of the Delaware Act shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive cash as provided in Section 2.1(a), without interest thereon, upon surrender of the certificate or certificates representing such Shares in accordance with
Section 2.3.

   (c) The Company shall give Parent (i) prompt notice of any written demands for fair value, withdrawals of such demands for fair value, and any other instruments served pursuant to Section 262 of the Delaware Act received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the Delaware Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value or offer to settle or settle any such demands.

   Section 2.3. Surrender of Shares; Stock Transfer Books.

   (a) Prior to the Effective Time, the Company and Parent jointly shall designate a bank or trust company to act as agent for the holders of Shares (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 2.1(a). At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited (including from available cash balances at the Company), in trust with the Exchange Agent for the benefit of holders of Shares described in Section 2.1(a), the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a).

   (b) After the Effective Time, each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 2.1(a) may surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending one year after the Effective Time. Parent and Merger Sub agree that as promptly as practicable after the Effective Time the Surviving Corporation shall cause the distribution to holders of record of such Shares as of the Effective Time appropriate materials to facilitate such surrender. Upon the surrender of certificates representing such Shares, the Surviving Corporation shall cause the Exchange Agent to pay the holder thereof in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate consideration relating thereto as provided in Section 2.1(a).

   (c) From and after the Closing, each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 2.1(b) or
(c) may surrender such certificate or certificates to the Surviving Corporation and the Surviving Corporation shall immediately pay and deliver to the holder of such certificates in exchange therefor (i) cash, in same day funds, and the appropriate subordinated note as described in Section 2.1(b) and (c), as applicable and (ii) the duly executed personal guarantees of Biver and his spouse in the form attached hereto as Exhibit E. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares) shall represent solely the right to receive the aggregate consideration relating thereto as provided in Section 2.1(b) or (c), as applicable.

   (d) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

   (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfer of any shares of capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided in Sections 2.1(a), (b) and (c) and Sections 2.3(b) and (c). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares.

   (f) Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash (including any interest received with respect thereto), certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares (other than certificates representing Dissenting Shares) shall be entitled to look only to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) and only as general creditors thereof with respect to the aggregate consideration payable under Section 2.1 upon due surrender of their certificates, without any interest or dividends thereon. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a certificate representing Shares for the consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (g) The consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 2.3(d), stock transfer taxes payable by such holder.

   Section 2.4. Company Stock Plans.

   (a) Prior to the Effective Time, the Board of Directors of the Company (or the committee of the Board of Directors administering the Company Stock Plans (as defined in Section 4.3)) shall adopt such resolutions, including a resolution interpreting the relevant provisions of the Company Stock Option Plans as providing that following the Effective Time no Company Option (as defined in Section 2.4(b)) shall be exercisable for shares of Company Common Stock, and shall take such other actions as are required to approve the transactions contemplated by this Section 2.4 and Section 6.1(c). The Company shall use reasonable efforts to obtain the consents of the holders of Company Options to the transactions contemplated by Section 2.4(b).

   (b) The Company shall use reasonable efforts to ensure that, immediately prior to the Effective Time, (x) each outstanding option to acquire shares of Company Common Stock (the "Company Options") granted under either of the Company Stock Option Plans (as defined in Section 4.3), whether or not then exercisable or vested, shall become fully exercisable and vested, (y) each Company Option which is then outstanding shall be canceled and (z) in consideration of such cancellation, and except to the extent that Parent and the holder of any such Company Option otherwise agree in writing, the Company (or, at Parent's option, Parent or the Surviving Corporation) shall pay in cash to such holders of Company Options an amount in respect thereof equal to (but not greater than) the product of (A) the excess, if any, for each Company Option, of the Per Share Amount over the per share exercise price thereof and
(B) the number of shares of Company Common Stock then subject thereto (such payment to be net of applicable withholding taxes).

   (c) Except as otherwise agreed to in writing by the parties to this Agreement, the Company shall use reasonable efforts to ensure that, after giving effect to the foregoing, following the Effective Time, (i) no Company Option shall be exercisable for shares of Company Common Stock and (ii) no holder of Company Options or any participant in the Company Stock Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities (or any interests therein) of the Company, the Surviving Corporation or any Subsidiary thereof.

                                  ARTICLE III.

                                  THE CLOSING

   Section 3.1. Closing. The closing of the Merger (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, 801 Grand, Suite 3900, Des Moines, IA 50309 at 10:00 A.M., Des Moines time, on the second business day immediately following the date on which the last of the conditions set forth in
Article VIII hereof is fulfilled or waived, or at such other time, date and place as Parent and the Company shall mutually agree (the "Closing Date"), and will be effective as of the Effective Time. The parties shall deliver to each other the documents required to be delivered pursuant to Article VIII hereof at the Closing.

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Sub on the date hereof (the "Company Disclosure Schedule") (which Company Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply):

   Section 4.1. Organization and Qualification. The Company and each of the Company Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify and be in good standing, when taken together with all other such failures, would not have a material adverse effect on the business, operations, properties, assets, financial condition, or the results of operations of the Company and the Company Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (any such material adverse effect, a "Company Material Adverse Effect"). The term "Subsidiary" of a Person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such Person directly or indirectly owns at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, of such corporation or entity, and the term "Company Subsidiary" shall mean a Subsidiary of the Company.

   Section 4.2. Subsidiaries. Section 4.2 of the Company Disclosure Schedule sets forth a list of all the Company Subsidiaries, including the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and the interest of the Company and the Company Subsidiaries therein. Except as set forth in Section 4.2 of the Company Disclosure Schedule, (i) all of the issued and outstanding shares of capital stock of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and are owned, directly or indirectly, by the Company, free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever, and (ii) there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other pledges, security interests, encumbrances, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Company Subsidiary to issue, deliver or sell, pledge, grant a security interest or encumber, or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on, shares of capital stock of any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment.

   Section 4.3. Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which preferred stock is outstanding. As of the date of this Agreement, (i) 4,632,329 shares of Company Common Stock are outstanding, (ii) 482,529 shares of Company Common Stock are issuable in the aggregate pursuant to presently outstanding options, awards or other obligations under the Eagle Point Software Corporation Stock Option Plan (the "Initial Stock Option Plan"), including any shares that will become exercisable or vest upon completion of the Merger or related transactions,
(iii) 247,903 shares of Company Common Stock are issuable in the aggregate pursuant to presently outstanding options, awards or other obligations under the Eagle Point Software Corporation 1999 Stock Option Plan (the "1999 Stock Option Plan" and together with the Initial Stock Option Plan, the "Company Stock Option Plans"), including any shares that will become exercisable or vest upon completion of the Merger or related transactions, (iv) no funds are being held pursuant to presently effective participation elections under the Amended and Restated Eagle Point Software Corporation 1995 Stock Purchase Plan (the "Company Stock Purchase Plan") to be applied to the purchase of Company Common Stock in accordance with the terms of thereof, (v) $1,246.39 is held that is required to be invested in shares of Company Common Stock under the Eagle Point Software Corporation 401(k) Plan and Trust (the "Company 401(k) Plan" and together with the Company Stock Option Plans and the Company Stock Purchase Plan, the "Company Stock Plans"), (vi) 309,401 shares of Company Common Stock are held by the Company in its treasury or by its wholly owned Subsidiaries, and (vii) except as set forth in Section 4.3 of the Company Disclosure Schedule, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") are issued or outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth in Section 4.3 of the Company Disclosure Schedule or as may be provided by the Company Stock Plans, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other pledges, security interests, encumbrances, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, pledge, grant a security interest or encumber, or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on, shares of capital stock or any Voting Debt of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

   Section 4.4. Authority; Non-Contravention; Statutory Approvals; Compliance.

   (a) Authority. The Company has all requisite power and authority to enter into this Agreement and, subject to the receipt of the Company Stockholders' Approval (as defined in Section 4.11), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

   (b) Non-Contravention. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the agreements, properties or assets of the Company or any of the Company Subsidiaries (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a "Violation" with respect to the Company, and such term when used in Article V shall have a correlative meaning with respect to Parent and Merger Sub) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of the Company or any of the Company Subsidiaries, (ii) subject to the receipt of the Company Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the Company Disclosure Schedule (the "Company Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of the Company Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations which would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

   (c) Compliance. Except as set forth in Section 4.4(c) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports (as defined in Section 4.5) filed as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is in violation of, is, to the knowledge of the Company, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which individually or in the aggregate do not, and would not reasonably be expected to, have a Company Material Adverse Effect. Except as set forth in Section 4.4(c) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of the Company and the Company Subsidiaries. Except as set forth in Section 4.4(c) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by the Company or any Company Subsidiary under (i) its certificate of incorporation, (ii) its by-laws or other organizational document or (iii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which the Company or any Company Subsidiary is bound or to which any of its property is subject, except in the case of clause (ii) above, for violations, breaches or defaults which individually or in the aggregate do not affect the validity or enforceability of any material corporate action by the Company or any Company Subsidiary, and in the case of clause (iii) above, for violations, breaches or defaults which individually or in the aggregate do not, and would not reasonably be expected to, have a Company Material Adverse Effect.

   Section 4.5. Reports and Financial Statements. Except as set forth in
Section 4.5 of the Company Disclosure Schedule, the filings required to be made by the Company and the Company Subsidiaries under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have been made with the Securities and Exchange Commission (the "SEC") and complied, as of their respective dates, in all material respects with the applicable requirements of such laws and the rules and regulations thereunder. Except as set forth in Section 4.5 of the Company Disclosure Schedule, the filings required to be made by applicable federal laws (other than the Securities Act and the Exchange Act) and applicable state, municipal, local and other laws, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, have been filed with the appropriate Governmental Authorities, as the case may be, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder except (i) where the failure to make such a filing or to so comply would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect and (ii) with respect to Taxes (as defined in Section 4.9) to the extent described in Section 4.9 of the Company Disclosure Schedule. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement and all amendments thereto filed with the SEC by the Company or any Company Subsidiary (or their predecessors) pursuant to the requirements of the Securities Act or Exchange Act since May 5, 1995 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the certificate of incorporation and by-laws of the Company, as in effect on the date of this Agreement, are included (or incorporated by reference) in the Company SEC Reports.

   Section 4.6. Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

   (a) Absence of Certain Changes or Events. Except as set forth in Section 4.6(a) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since June 30, 2000, the Company and each of the Company Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have, or would reasonably be expected to have, a Company Material Adverse Effect.

   (b) Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary, has any liabilities or obligations (whether absolute, accrued, contingent or otherwise and including, without limitation, margin loans) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies which are accrued or reserved against in the consolidated financial statements of the Company and or reflected in the notes thereto for the year ended June 30, 2000, or which were incurred after June 30, 2000 in the ordinary course of business and would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

   Section 4.7. Litigation. Except as set forth in Section 4.7 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) as of the date of this Agreement, there are no claims, suits, actions or proceedings by any Governmental Authority or any arbitrator pending or, to the knowledge of the Company, threatened, nor are there, to the knowledge of the Company, any investigations or reviews by any Governmental Authority or any arbitrator pending or threatened against, relating to or affecting the Company or any of the Company Subsidiaries, (b) there have not been any significant developments between June 30, 2000 and the date of this Agreement with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (c) as of the date of this Agreement, there are no judgments, decrees, injunctions, rules or orders of any Governmental Authority or any arbitrator applicable to the Company or any of the Company Subsidiaries.

   Section 4.8. Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement in definitive form ("Proxy Statement") relating to the Company Meeting (as defined in Section 7.4(a)) will, at the date mailed to stockholders of the Company or at the time of the Company meeting (giving effect to any documents incorporated by reference therein), include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier authorized communication with respect to the solicitation of proxies on behalf of the Company for the Company Meeting which has become false or misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to any information that has been supplied by Parent, Merger Sub or their affiliates (other than the Company and the Company Subsidiaries), accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Proxy Statement will comply as to form in all material respects with the provisions of applicable federal securities law.

   Section 4.9. Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability. "Tax Return," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, without limitation, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any Company Subsidiary.

   (a) Filing of Timely Tax Returns. Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries have filed (or there has been filed on their behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

   (b) Payment of Taxes. Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable, except for those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Company Financial Statements.

   (c) Tax Reserves. The Company and the Company Subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves which adequately reflect its estimate of the amounts required to pay all Taxes in accordance with GAAP.

   (d) Tax Liens. There are no Tax liens upon any material assets of the Company or any of the Company Subsidiaries except liens for Taxes not yet due.

   (e) Withholding Taxes. Except as set forth in Section 4.9(e) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406 and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

   (f) Extensions of Time For Filing Tax Returns. Except as set forth in
Section 4.9(f) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed.

   (g) Waivers of Statute of Limitations. Except as set forth in Section 4.9(g) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

   (h) Audit, Administrative and Court Proceedings. Except as disclosed in
Section 4.9(h) of the Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending, or, to the knowledge of the Company, threatened, with regard to any Taxes or Tax Returns of the Company or any of the Company Subsidiaries.

   (i) Tax Rulings. Neither the Company nor any of the Company Subsidiaries has received or requested a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

   (j) Availability of Tax Returns. The Company has made available to Parent, where requested by Parent, complete and accurate copies of (i) all federal and state income Tax Returns for open years, and any amendments thereto, filed by the Company or any of the Company Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any taxing authority relating to any Tax Return filed by the Company or any of the Company Subsidiaries and (iii) any Tax Ruling or request for a Tax Ruling applicable to the Company or any of the Company Subsidiaries and Closing Agreements entered into by the Company or any of the Company Subsidiaries.

   (k) Tax Sharing Agreements. Except as disclosed in Section 4.9(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

   (l) Code Section 341(f). Neither the Company nor any of the Company Subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Code Section 341(f) or has agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code
Section 341(f)(4)), owned by the Company or any of the Company Subsidiaries.

   (m) Code Section 168. Except as set forth in Section 4.9(m) of the Company Disclosure Schedule, no property of the Company or any of the Company Subsidiaries is property that the Company or any Company Subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168(h).

   (n) Code Section 481 Adjustments. Except as set forth in Section 4.9(n) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is required to include in income for any tax period ending after the date hereof any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, the Internal Revenue Service ("IRS") has not proposed any such adjustment or change in accounting method.

   (o) Consolidated Tax Returns. Except as disclosed in Section 4.9(o) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated returns, other than the affiliated group of which the Company is the common parent.

   Section 4.10. Employee Matters; ERISA.

   (a) Benefit Plans. Section 4.10(a) of the Company Disclosure Schedule contains a true and complete list of each employee benefit plan, practice, program or arrangement currently sponsored, maintained or contributed to by the Company or any of the Company Subsidiaries for the benefit of employees, former employees or directors and their beneficiaries in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee pension benefit plan, program, arrangement or agreement, any health, medical, welfare, disability, life insurance, bonus, option, stock appreciation plan, performance stock plan, restricted stock plan, deferred compensation plan, retiree benefits plan, severance pay and other employee benefit or fringe benefit plan and any employment, consulting, non-compete, severance or change in control agreement (collectively, the "Company Benefit Plans"), together with, for any option, stock appreciation plan, performance stock plan, restricted stock plan, deferred compensation plan and supplemental retirement plan, the amounts or benefits granted or payable under each, as of the date of this Agreement and as of the Effective Time (assuming no termination of employment as of such times), and exercise prices regarding Company Options or other securities which represent the right (contingent or other) to purchase or receive shares of Company Common Stock or, following the Merger, of Surviving Corporation Common Stock. For the purposes of this Section 4.10, the term "Company" shall be deemed to include predecessors thereof.

   (b) Contributions. Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, all material contributions and other payments required to be made by the Company or any of the Company Subsidiaries to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Company Financial Statements. Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, (i) the current value of all accrued benefits under any Company Benefit Plan which is a defined benefit plan did not, as of the date of the most recent actuarial valuation for such plan, exceed the then current value of the assets of such plan, based on the actuarial assumptions set forth in such valuation for calculating the minimum funding requirements of Code Section 412, which actuarial assumptions and calculations have been provided to Parent prior to the date of this Agreement, and (ii) neither the Company nor any Company Subsidiary contributes or has contributed, during the six-year period immediately prior to the date of this Agreement, to a multiemployer plan (as defined in Section 3(37) of ERISA), or has any liability under ERISA Section 4203 or Section 4205 in respect of any such plan.

   (c) Qualification; Compliance. Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, the Company Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is a standardized prototype plan that has received an opinion letter from the IRS stating that the most recent amendment to the plan does not affect the plan's acceptability under Section 401(a) of the Code, and, to the knowledge of the Company, no circumstances exist that are reasonably expected by the Company to result in the revocation of such opinion. The Company and each of the Company Subsidiaries are in compliance in all material respects with, and each Company Benefit Plan is and has been operated in all material respects in compliance with the terms thereof and all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Company Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other income tax benefits is reasonably designed to comply with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

   (d) Liabilities. With respect to the Company Benefit Plans individually and in the aggregate, there are no actions, suits or claims pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no event has occurred that could reasonably be expected to subject the Company or any of the Company Subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability of any kind whatsoever, whether direct or indirect, contingent, inchoate or otherwise, to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which the Company or any of the Company Subsidiaries is a party, in each such case, which liability, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

   (e) Welfare Plans. Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, none of the Company Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any benefits payable to or on behalf of any employee or director after termination of employment or service, as the case may be, other than elective continuation required pursuant to Code Section 4980B or coverage which expires at the end of the calendar month following such event. Each such plan that is a "group health plan" (as defined in Code Section 4980B(g)) has been operated in compliance with Code Section 4980B at all times, except for any non-compliance that could not reasonably be expected to give rise to a Company Material Adverse Effect.

   (f) Documents Made Available. The Company has made available to Parent a true and correct copy of, with respect to each Company Benefit Plan, to the extent applicable, (i) such plan and summary plan description (including all amendments to each such document), (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent opinion of the IRS with respect to the qualified status of such plan and (v) the most recent actuarial report or valuation.

   (g) Payments Resulting from Merger and Other Severance Payments. Except as set forth in Section 4.10(g) of the Company Disclosure Schedule or as specifically provided for in this Agreement, the announcement or consummation of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events, including, without limitation, termination of employment) result, as of the date of this Agreement or as of the Effective Time, in any (A) payment (whether of severance pay or otherwise) becoming due from the Company or any of the Company Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement or (B) benefit being established or becoming accelerated, vested or payable under any Company Benefit Plan.

   (h) Labor Agreements. As of the date hereof, except as set forth in Section 4.10(h) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. Except as set forth in
Section 4.10(h) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof, there is no current union representation question involving employees of the Company or any of the Company Subsidiaries, nor does the Company know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other complaint against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened, which has or could reasonably be expected to have a Company Material Adverse Effect, (ii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of the Company Subsidiaries which has or could reasonably be expected to have, a Company Material Adverse Effect and
(iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, in respect of which any director, officer, employee or agent of the Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company pursuant to their respective certificate of incorporation or by-laws or as provided in the Indemnification Agreements listed in Section 4.10(h) of the Company Disclosure Schedule. Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including without limitation any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and no person has, to the knowledge of the Company, asserted that the Company or any of the Company Subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

   (i) Parachute Payments. Section 4.10(i) of the Company Disclosure Schedule sets forth the name of each officer of the Company who, in connection with the transactions contemplated with this Agreement, will receive, or will or may become entitled to receive in the future or upon termination of such person's employment, any payments (including without limitation accelerated vesting of Company Options or other equity-based awards) which could reasonably be expected to constitute "excess parachute payments" with respect to such person within the meaning of Section 280G of the Code ("Excess Parachute Payments").

   (j) Section 162(m). Except as set forth in Section 4.10(j) of the Company Disclosure Schedule, no payments to any executive officer of the Company or any Company Subsidiaries will fail to be deductible for Federal income tax purposes by reason of the deduction limit imposed under Section 162(m) of the Code.
Section 4.10(j) of the Company Disclosure Schedule sets forth the name of each executive officer who will receive compensation which may not be fully deductible by reason of the application of Section 162(m), and a reasonable estimate of the amount of such potentially nondeductible compensation.

   (k) Changes in Compensation, Benefits Since June 30, 2000. Except as specifically described in Section 4.10(k) of the Company Disclosure Schedule, since June 30, 2000, the Company has not, nor has any of the Company Subsidiaries, (i) entered into, adopted or amended or increased the amount or accelerated the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by the Company or any of the Company Subsidiaries (including, without limitation, the Company Benefit Plans set forth in Section 4.10(a) of the Company Disclosure Schedule, as in effect on June 30, 2000) or increased, or entered into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of the Company or any of the Company Subsidiaries, except (in all cases described in this clause (i)) pursuant to binding legal commitments existing on June 30, 2000 and specifically identified in Section 4.10(a) of the Company Disclosure Schedule and except (in all cases described in this clause (i)) for action taken in the ordinary course of business consistent with past practice that, in the aggregate, did not result in a material increase in benefits or compensation expense to the Company or any of the Company Subsidiaries; (ii) entered into or amended any employment, severance, pension, deferred compensation or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with (A) any director or officer or (B) any other employee other than in the ordinary course of business consistent with past practice; or (iii) deposited into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors other than transfers into trusts (other than a rabbi or other trust with respect to any non-qualified deferred compensation) in accordance with past practice or pursuant to binding legal agreements existing on June 30, 2000.

   (l) Employment Agreements. Section 4.10(l) of the Company Disclosure
Schedule is a true and correct list of each employment agreement to which the Company is currently a party.

   Section 4.11. Vote Required. The approval of the Merger by the affirmative vote of a majority of the votes entitled to be cast by holders of Company Common Stock (the "Company Stockholders' Approval") is the only vote of the holders of any class or series of the securities of the Company or any of the Company Subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

   Section 4.12. Insurance. The Company maintains insurance coverage against all risks of a character and in such amounts as it believes are adequate for its business. Neither the Company nor any of the Company Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of the Company Subsidiaries. To the Company's knowledge, the insurance policies of the Company and each of the Company Subsidiaries are valid and enforceable policies in all material respects. Section 4.12 of the Company Disclosure Schedule lists all insurance coverage currently maintained by the Company and the insurers with which such coverage is maintained.

   Section 4.13. Title to Properties.

   (a) The real property (the "Real Property") owned by the Company and the Company Subsidiaries or demised by the leases (the "Leases") described in
Section 4.13(a) of the Company Disclosure Schedule constitutes all of the real property owned, used or occupied by the Company and any Company Subsidiary other than home offices maintained by those individuals listed on Section 4.13(a) of the Company Disclosure Schedule. The Real Property has access, sufficient for the conduct of the business of the Company and each of the Company Subsidiaries as now conducted or as presently proposed to be conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of the Company and each of the Company Subsidiaries at that location.

   (b) The Leases are in full force and effect, and the Company or a Company Subsidiary holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Company Disclosure Schedule. The Company has made available to Parent and Merger Sub complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies made available to Parent and Merger Sub. Neither the Company nor any of the Company Subsidiaries is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of the Company, is any other party to any of the Leases in default.

   (c) The Company and the Company Subsidiaries own good and marketable title to each parcel of Real Property identified in Section 4.13(a) of the Company Disclosure Schedule as being owned by the Company and to each of the tangible properties and tangible assets reflected in the consolidated financial statements of the Company for the year ended June 30, 2000 or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) liens set forth in
Section 4.13(c) of the Company Disclosure Schedule, (iii) the properties subject to the Leases, (iv) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (v) liens in respect of pledges or deposits under workers' compensation laws, all of which liens, individually or in the aggregate, do not or will not, and are not and will not reasonably be expected to, give rise to a Company Material Adverse Effect.

   (d) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's and the Company's Subsidiaries business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, individually or in the aggregate, give rise, or would reasonably be expected to give rise, to a Company Material Adverse Effect. The Company and the Company Subsidiaries own, or lease under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of their businesses.

   (e) The Company and the Company Subsidiaries are not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and the Company and the Company Subsidiaries have not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Real Property, except with respect to violations the potential consequences of which, individually or in the aggregate, do not or will not, and are not and will not reasonably be expected to, give rise to a Company Material Adverse Effect.

   (f) Neither the Company nor any Company Subsidiary has any knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

   Section 4.14 Environmental Matters.

   (a) As used in this Section 4.14, the following terms shall have the following meanings:

     (i) "Hazardous Materials" means any pollutant, contaminant, waste, hazardous substance or toxic substance as defined in or governed by any Environmental Law.

     (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, permits and licenses relating to pollution, contamination or protection of the environment or human health or safety (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and all other applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, permits and licenses relating to Hazardous Materials).

     (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or threatened release, whether intentional or unintentional, of any Hazardous Material into the environment.

   (b) The Company and each of the Company Subsidiaries and the Real Property are in material compliance with all applicable Environmental Laws.

   (c) The Company and each of the Company Subsidiaries have obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct their businesses and own or operate the Real Property (collectively, the "Environmental Permits"). A true and correct copy of each such Environmental Permit has been made available by the Company to Parent and Merger Sub. The Company and each of the Company Subsidiaries have conducted their businesses in compliance with all terms and conditions of the Environmental Permits. The Company and each of the Company Subsidiaries have filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

   (d) Except as set forth in Section 4.14 of the Company Disclosure Schedule:
(i) no Hazardous Materials (other than those incidental or necessary to the conduct of its business, which Hazardous Materials are listed in Section 4.14(d) of the Company Disclosure Schedule) have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released by the Company or any Company Subsidiary on, under or about any part of the Real Property, (ii) the Company, the Company Subsidiaries and the Real Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs), and (iii) no aboveground or underground storage tanks are located on, under or about the Real Property, or have been located on, under or about the Real Property and then subsequently been removed or filled.

   (e) Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries, have received notice alleging in any manner that the Company or any Company Subsidiary is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

   (f) No expenditure or expenditures of more than $50,000, individually or in the aggregate, will be required, or is reasonably expected to be required, in order for Parent, Merger Sub or the Surviving Corporation to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the businesses of the Company and any Company Subsidiary or the Real Property in a manner consistent with the current operation thereof by the Company.

   (g) To the Company's knowledge, the Company, the Company Subsidiaries and the Real Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

   (h) The Company does not have in its possession or control any written environmental reports or investigations which the Company has obtained or ordered with respect to the businesses of the Company, the Company Subsidiaries or the Real Property.

   (i) No lien has been attached or filed against the Company or any Company Subsidiary or the Real Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

   Section 4.15. Technology and Intellectual Property Rights.

   (a) As used in this Section 4.15, "Company Intellectual Property" consists of the following:

     (i) all inventions, patents, trademarks, trade names, service marks, domain names, original works of authorship, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (as applicable, in both source and object code form) owned in whole or in part by the Company or any Company Subsidiary;

     (ii) all goodwill associated with trademarks, trade names service marks and trade dress owned in whole or in part by the Company or any Company Subsidiary;

     (iii) all software, including without limitation source code, object code and system build software and instructions related to all software described herein owned in whole or in part by the Company or any Company Subsidiary;

     (iv) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein owned in whole or in part by the Company or any Company Subsidiary;

     (v) all other tangible or intangible proprietary information and materials owned in whole or in part by the Company or any Company Subsidiary; and

     (vi) all license and other rights held by the Company or any Company Subsidiary in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through
  (v) above;

that are being, and/or have been, used, or are currently under development for use, in the business of the Company or any Company Subsidiary as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. Company Intellectual Property described in clauses (i) to (v) above is referred to herein as "Company Owned Intellectual Property" and the Company Intellectual Property described in clause (vi) above is referred to herein as "Company Licensed Intellectual Property." Unless otherwise noted, all references to "Company Intellectual Property" shall refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.

   (b) Section 4.15 of the Company Disclosure Schedule lists: (i) all patents, registered copyrights, mask works, registered and material unregistered trademarks and service marks and any applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) all material licenses, sublicenses and other agreements to which the Company or any Company Subsidiary is a party and pursuant to which any other person is authorized to have access to or use the Company Owned Intellectual Property or exercise any other right with regard thereto (except standard form, unmodified end user license agreements in the forms that have existed from time to time and dealer/distributor agreements for the Company's and the Company Subsidiaries' commercially distributed products, entered into between the Company or any Company Subsidiary and the end users of the Company products in the ordinary course of business); (iii) all material Company Licensed Intellectual Property (other than license agreements for "shrink wrapped, off the shelf," commercially available, third party products used by the Company or any Company Subsidiary but including any software tools or "open source" licenses); and (iv) any obligations of exclusivity, noncompetition, nonsolicitation, right of first refusal or first negotiation to which the Company or any Company Subsidiary is subject.

   (c) The Company Intellectual Property consists solely of items and rights that are either: (i) owned by the Company or any Company Subsidiary, (ii) in the public domain, or (iii) rightfully used and authorized for use by the Company or any Company Subsidiary and their successors pursuant to a valid license or other agreement. The Company and each of the Company Subsidiaries have all rights in the Company Intellectual Property reasonably necessary to carry out the Company's and each Company Subsidiaries' current activities and has or had all rights in the Company Intellectual Property reasonably necessary to carry out the Company's and each Company Subsidiaries' former activities.

   (d) The Company and the Company Subsidiaries are not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will the Company or any Company Subsidiary be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property to which the Company or any Company Subsidiary is a party or otherwise bound. Except pursuant to the terms of the agreements listed in the Company Disclosure Schedule, the Company and the Company Subsidiaries are not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration from the Company or any Company Subsidiary, with respect to any exercise of rights by the Company or any Company Subsidiary or their successors in the Company Intellectual Property.

   (e) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property or any other authorized exercise of rights in or to the Company Owned Intellectual Property by the Company or any Company Subsidiary or their licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. No claims (i) challenging the validity, effectiveness, or ownership by the Company or any Company Subsidiary of any of the Company Owned Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Owned Intellectual Property by the Company or any Company Subsidiary or their licensees infringes, or will infringe on, any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of Company, are threatened by any person nor, to the knowledge of Company, are there any valid grounds for any bona fide claim of any such kind. All granted or issued patents and all registered trademarks listed on the Company Disclosure Schedule and all copyright registrations held by the Company or any Company Subsidiary are valid, enforceable and subsisting. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Owned Intellectual Property by any third party, employee or former employee.

   (f) Except as set forth in Section 4.15(f) of the Company Disclosure Schedule, no parties other than the Company or any Company Subsidiary possess any current or contingent rights to any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).

   (g) Section 4.15(g) of the Company Disclosure Schedule lists all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property other than employees of the Company and any Company Subsidiary whose work product was created by them entirely within the scope of their employment by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property valid and enforceable written assignments or licenses of any such work or other rights to the Company and the Company Subsidiaries and have provided Parent access to true and complete copies of such assignments or licenses.

   (h) Section 4.15(h) of the Company Disclosure Schedule includes a true and complete list of all support or maintenance agreements relating to Company Owned Intellectual Property or to which the Company or any Company Subsidiary is a party as to Company Licensed Intellectual Property, as of the date set forth on such schedule (which shall not be more than five business days prior to the date of this Agreement).

   (i) Except as set forth in Section 4.15(i) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have entered into written agreements with employees and third parties with whom the Company or any Company Subsidiary has (i) shared material confidential or proprietary information of the Company or any Company Subsidiary, or (ii) received from others confidential or proprietary information which the Company or any Company Subsidiary is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential in accordance with their terms. The Company has provided Parent with access to true and correct copies of all such written agreements.

   Section 4.16. Warranties. Except as disclosed in Section 4.16 of the Company Disclosure Schedule there are no claims outstanding, pending or, to the best knowledge of the Company, threatened for breach of any warranty relating to any products sold by the Company or any Company Subsidiary prior to the date hereof that could reasonably be expected to give rise to a Company Material Adverse Effect.

   Section 4.17. Opinion of Financial Adviser. A Special Committee of the Board of Directors of the Company formed to, among other things, evaluate the Merger (the "Special Committee"), has obtained the opinion of Duff & Phelps, LLC, to the effect that, as of the date hereof, the Per Share Amount to be paid to holders of Company Common Stock (other than Biver, Parent and its subsidiaries, Blum and George) pursuant to this Agreement is fair from a financial point of view to such holders. A true and correct copy of such opinion has been provided by the Company to Parent.

   Section 4.19. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

   Section 4.20. Non-Applicability of Certain Provisions of the Delaware
Act. None of the business combination provisions of Section 203 of the Delaware Act or any similar provisions of the Delaware Act, the certificate of incorporation or by-laws of the Company are applicable to the transactions contemplated by this Agreement because such provisions do not apply by their terms or because any required approvals of the Board of Directors of the Company have been obtained.

   Section 4.21. Board Recommendation. The Company's Board of Directors, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office other than John F. Biver and Rodney L. Blum, who did not participate in such deliberations or vote)
(i) approved this Agreement and determined that it is advisable and fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of Company Common Stock approve this Agreement and the Merger.

   Section 4.22. Sale Agreement Representations and Warranties. The Company has reviewed that certain Asset Purchase Agreement, dated as of the date hereof, by and among Parent, Merger Sub and Digital Canal Corporation, an Iowa corporation ("Digital Canal"), a copy of which is attached hereto as Exhibit F (the "Sale Agreement"), pursuant to which Parent and Merger Sub have agreed, immediately following the Effective Time, to cause the Company to sell to Digital Canal the assets (the "Transferred Assets") that relate to the Company's (i) Building Design and Construction division and product line and (ii) Structural Engineering division and product line (collectively, the "Transferred Divisions"). The transactions contemplated by the Sale Agreement shall hereinafter be referred to as the "Asset Sale." The representations and warranties contained in Section 4 of the Sale Agreement are true and accurate in all material respects, except as set forth in the Transferred Divisions Disclosure Schedule delivered by the Company to Parent and Merger Sub on the date hereof (which such Transferred Divisions Disclosure Schedule the Company hereby consents to Parent delivering to Digital Canal on the date hereof and sets forth the exceptions to the representations and warranties contained in
Section 4 of the Sale Agreement under captions referencing the sections to which such exceptions apply).

                                   ARTICLE V.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub hereby represent and warrant to the Company that, except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company on the date hereof (the "Parent Disclosure Schedule") (which Parent Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article V under captions referencing the Sections to which such exceptions apply):

   Section 5.1. Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent and Merger Sub were organized solely for the purposes of consummating the Merger and the other transactions contemplated by this Agreement and taking action with respect thereto. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement or in connection with their organization, at the Effective Time neither Parent nor Merger Sub will have incurred any obligations or liabilities or engaged in any business activities of any kind.

   Section 5.2. Authority; Non-Contravention; Statutory Approvals.

   (a) Authority. Parent and Merger Sub have all requisite power and authority to enter into this Agreement and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Parent and all necessary corporate action on the part of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes the valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

   (b) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the articles of organization or operating agreement of Parent or the certificate of incorporation or by-laws of Merger Sub, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or Merger Sub or any of their properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or Merger Sub is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations which would not, in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (any such material adverse effect, a "Parent Material Adverse Effect").

   Section 5.3. Proxy Statement. None of the information supplied by Parent or Merger Sub, or their officers, directors, managers, representatives, agents or employees, for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders or at the time of the Company Meeting (giving effect to any documents incorporated by reference therein), contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.

   Section 5.4. Brokers. No broker, finder or investment banker (other than Strategic Capital Partners, LLC ("SCP")) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub. Parent has heretofore furnished to the Company a complete and correct copy of all agreements between Parent or Merger Sub and SCP, pursuant to which such firm would be entitled to any payment relating to the Merger.

   Section 5.5. Financing. Parent has (i) entered into a commitment letter (the "Commitment Letter") with a reliable financing source contemplating senior debt financing in the amount of $6,300,000 for the Merger and a revolving credit facility of $1,500,000 and (ii) made arrangements with other reliable financing sources for subordinated debt financing in an amount of $2,000,000 for the Merger. The financings contemplated by the Commitment Letter and such other financing arrangements, respectively, are, together with the Company's cash balances described in Section 8.3(h), adequate to consummate the transactions contemplated hereby in accordance with the terms hereof. Parent has delivered to the Company a true, correct and complete copy of the Commitment Letter. The Commitment Letter is in full force and effect and has not been amended or terminated in any manner adverse to Parent or Company. The financings contemplated by the Commitment Letter and such other financing arrangements, respectively, are subject to, among other things, the accuracy of the Company's representations and warranties in this Agreement, the performance of the covenants set forth in Articles VI and VII of this Agreement and the satisfaction of the conditions set forth in Article VIII of this Agreement.

                                  ARTICLE VI.

                     CONDUCT OF BUSINESS PENDING THE MERGER

   Section 6.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees, as to itself and each of the Company Subsidiaries, that after the date of this Agreement and prior to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted in this Agreement, or to the extent Parent and Digital Canal, but Digital Canal only with respect to Sections 6.1(a), (d) and (e) and then only to the extent related to the Transferred Assets or the Transferred Divisions, shall have otherwise consented in writing, which decision regarding consent shall be made as soon as reasonably practicable (it being understood that if a particular activity is permissible as a result of its being disclosed and, where applicable, approved in writing by Parent under any one of the Section
6.1 subsections of the Company Disclosure Schedule and by Digital Canal, but Digital Canal only with respect to Sections 6.1(a), (d) and (e) and then only to the extent related to the Transferred Assets or the Transferred Divisions, that activity will not be prohibited under any of the subsections of Section 6.1):

   (a) Ordinary Course of Business. The Company shall, and shall cause the Company Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use their commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them (including without limitation making payments to its vendors and suppliers in the ordinary course of business consistent with the Company's existing practices) and, subject to prudent management of workforce needs, keep available the services of their present officers and employees to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Except as described in Section 7.10 or as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any of the Company Subsidiaries to, (i) enter into a new line of business involving any material investment of assets or resources or any material exposure to liability or loss to the Company and the Company Subsidiaries taken as a whole, (ii) acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than equipment, supplies and similar items or for capital expenditures, in each case, in the ordinary course of business consistent with past practice), (iii) sell, pledge, dispose or encumber any of its assets, except in the ordinary course of business, (iv) amend or propose to amend its certificate of incorporation or bylaws or equivalent organizational documents, (v) hire or terminate the employment of any person except that nothing contained herein shall prohibit the Company from (a) terminating the employment of any employee for cause or (b) suspending the employment of any employee or (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.1(a).

   (b) Dividends. The Company shall not, nor shall the Company permit any of the Company Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to the Company or its wholly owned Subsidiaries and; or (ii) split, combine, reclassify, redeem or repurchase any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock.

   (c) Issuance or Repurchase of Securities. The Company shall not, nor shall the Company permit any of the Company Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, grant of a security interest, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) issuances by a wholly owned Subsidiary of its capital stock to its direct or indirect parent; (ii) issuances of shares of Company Common Stock after the date of this Agreement pursuant to the Company Stock Option Plans, in each case pursuant to awards or grants existing as of the date hereof and identified in Section 4.10(a) of the Company Disclosure Schedule and (iii) issuances of shares of Company Common Stock after the date of this Agreement pursuant to the Company Stock Purchase Plan but only with respect to employee contributions to the plan made on or before June 30, 2001 under employee elections made prior to the date of this Agreement as described in Section 4.3(iv). While this Agreement is in effect, the Company shall not issue (including the sale of any treasury shares) any shares of Company Common Stock to the Company 401(k) Plan, it being understood that nothing in this Agreement shall prohibit the acquisition by the Company 401(k) Plan of shares of Company Common Stock from a source other than the Company. Effective July 1, 2001, the Company will not allow employee contributions under the Company Stock Purchase Plan. The Company shall not, nor shall the Company permit any of the Company Subsidiaries to, repurchase, redeem or otherwise acquire any Company Common Stock, any security convertible into or exchangeable for Company Common Stock, or any Voting Debt.

   (d) Indebtedness. Except as set forth in Section 6.1(d) of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any of the Company Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or indemnity or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing other than (i) indebtedness or guarantees or "keep well" or other agreements incurred in the ordinary course of business consistent with past practice, (ii) arrangements between the Company and wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (iii) in connection with the refunding or defeasance of existing indebtedness that becomes due in accordance with its terms before the Effective Time, or (iv) as may be necessary in connection with investments permitted by
Section 6.1(a).

   (e) Compensation, Benefits. Except as may be required by applicable law or by Section 6.4, as specifically set forth in Section 6.1(e) of the Company Disclosure Schedule or as contemplated by this Agreement, the Company shall not, nor shall the Company permit any of the Company Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by the Company or any of the Company Subsidiaries (including, without limitation, the Company Benefit Plans set forth in Section 4.10(a) of the Company Disclosure Schedule, as in effect on the date of this Agreement) or increase or amend, or enter into any contract, agreement, commitment or arrangement to increase or amend in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of the Company or any of the Company Subsidiaries, except pursuant to binding legal commitments existing on the date of this Agreement and specifically identified in Section 4.10(a) of the Company Disclosure Schedule and except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of the Company Subsidiaries; (ii) enter into or amend any employment, severance, pension, deferred compensation or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with (A) any director or officer or (B) other employee other than in the ordinary course of business consistent with past practice; or (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations or obligations to directors; provided that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in accordance with past practice or pursuant to legally binding agreements in effect on the date of this Agreement.

   Section 6.2. Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub covenant and agree that after the date of this Agreement and prior to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted in this Agreement, or to the extent the Company shall have otherwise consented in writing, which decision regarding consent shall be made as soon as reasonably practicable (it being understood that if a particular activity is permissible as a result of its being disclosed and, where applicable, approved in writing by the Company under any one of the Section 6.2 subsections of the Parent Disclosure Schedule, that activity will not be prohibited under any of the subsections of Section 6.2):

     (a) Limited Business Activities. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement or in connection with their organization, neither Parent nor Merger Sub shall incur any obligations or liabilities or engage in any business activities of any kind.

     (b) Financing Arrangements. Parent and Merger Sub shall use commercially reasonable efforts to consummate the financings contemplated by Section 5.5 on the terms set forth in the Commitment Letter (with such modifications as Parent and the senior lender may agree) and on such terms and conditions acceptable to Parent with respect such other financing arrangements, respectively.

   Section 6.3. Additional Covenants by the Company and Parent Pending the Merger. Each of Parent and the Company covenants and agrees, each as to itself and each of its Subsidiaries, that after the date of this Agreement and prior to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practicable:

     (a) Cooperation, Notification. Each party shall (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of the Company's ongoing operations, (ii) use all reasonable efforts to cooperate in all respects with Merger Sub and the parties providing debt financing for the Merger (the "Lenders") in order for Merger Sub to establish and obtain its contemplated debt financing arrangements,
  (iii) promptly advise the other party of any change or event which has had, or would reasonably be expected to result in, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (iv) pursuant to
  Section 7.3, promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority. In addition, the Company shall promptly notify Parent of any significant changes in the Company's business, properties, assets, financial condition or results of operations.

     (b) No Breach, Etc. Each of the parties shall not, nor shall it permit any of its Subsidiaries to, take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

   Section 6.4. Compensation of Regional Representatives. Effective upon execution of this Agreement, without the consent of Parent the Company will not, nor will the Company permit any of the Company Subsidiaries, to amend or propose to amend, change, or terminate the structure of the compensation system for regional sales representatives in effect on the date hereof.

                                  ARTICLE VII.

                             ADDITIONAL AGREEMENTS

   Section 7.1. Access to Information. Upon reasonable notice, the Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") of Parent, the Lenders and, if requested by Parent, Digital Canal, so long as Digital Canal agrees to be bound by the terms and conditions of the Blum Confidentiality Agreement (as defined below) as if it were a party thereto, reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments, records and other information (including, but not limited to, Tax Returns) and, during such period, each of the parties hereto shall, and shall cause its Subsidiaries to, furnish promptly to the other party access to each significant report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Labor, the Immigration and Naturalization Service, the Environmental Protection Agency (state, local and federal), the IRS, the Department of Justice, the Federal Trade Commission, or any other federal, state or foreign regulatory agency or commission or other Governmental Authority. In addition, during such period, the Company shall, and shall cause the Company Subsidiaries to, furnish promptly to Parent, Merger Sub and, if requested by Parent, Digital Canal, but to Digital Canal only the extent related to the Transferred Assets or the Transferred Divisions, access to all information concerning the Company, the Company Subsidiaries, directors, officers and stockholders, properties, facilities or operations owned, operated or otherwise controlled by the Company, or if not so owned, operated or controlled, which properties, facilities or operations that the Company may nonetheless obtain access to through the exercise of reasonable diligence, and such other matters as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement, the Sale Agreement or for any other reason related to the transactions contemplated by this Agreement or the Sale Agreement. No later than seven days prior to the Closing Date, the Company shall furnish to Parent and Digital Canal the lists and reports provided for in Section 6.7 of the Sale Agreement. Parent shall, and shall cause its Subsidiaries, Representatives (other than Blum and Digital Canal) and the Lenders to, hold in confidence all documents and information concerning the Company furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of March 19, 2001, between Parent and the Company (the "Confidentiality Agreement"). The Company shall not, without prior consent of Parent, terminate or otherwise amend or waive any obligations of Blum or Digital Canal under that certain Confidentiality Agreement, dated March 7, 2001, between Blum and the Company (the "Blum Confidentiality Agreement"). Notwithstanding anything else contained herein, Parent and Merger Sub shall be permitted to satisfy their respective obligations to Digital Canal under Sections 6.1, 6.2, 6.3, 6.6, 6.7, 6.8 and 6.9 of the Sale Agreement without breaching this Agreement.

   Section 7.2. Proxy Statement and Schedule 13E-3.

   (a) The Company shall prepare, in consultation with Parent, the Proxy Statement and shall file the Proxy Statement with the SEC as soon as is reasonably practicable after the date of this Agreement and shall use all reasonable efforts to respond to comments from the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. The Company will not amend or supplement the Proxy Statement unless (i) the Proxy Statement or any amendment or supplement thereof is satisfactory in content to Parent in its reasonable judgment or (ii) required by applicable securities laws. Parent will not unreasonably withhold or delay its consent under clause (i) of this subsection.

   (b) As soon as practicable after the date of this Agreement, Parent and the Company shall file with the SEC, and shall use all reasonable efforts to cause any of their respective affiliates engaging in this transaction to file with the SEC, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3 Transaction Statement") with respect to the Merger. Each of the parties hereto agrees to use all reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3 Transaction Statement.

   (c) Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 Transaction Statement if and to the extent that such information is or shall have become incomplete, false or misleading.

   Section 7.3. Regulatory Approvals and Other Matters.

   (a) HSR Filings. The parties agree that the Merger and transactions contemplated by this Agreement are exempt from the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder. However, if the parties determine that some notification is required by the HSR Act, each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any such notification. Such parties will use all reasonable efforts to coordinate such filings and any responses thereto, to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

   (b) Other Approvals. Each party hereto shall cooperate and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated hereby, including, without limitation, the Company Required Consents. The Company agrees it will use commercially reasonable efforts to obtain all consents and lien releases required under Section 6.6 of the Sale Agreement. Parent and the Company agree that they will consult with each other and Digital Canal, but Digital Canal only to the extent related to the Transferred Assets or the Transferred Divisions, with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities. The Company shall promptly notify Parent and Digital Canal, but Digital Canal only to the extent related to the Transferred Assets or the Transferred Divisions, of any failure or prospective failure to obtain any such consents and lien releases and shall provide copies of all (i) Company Required Consents obtained by the Company to Parent; and
(ii) all consents and lien releases required pursuant to Section 6.6 of the Sale Agreement to Parent and Digital Canal.

   Section 7.4. Stockholder Approval.

   (a) Approval of Company Stockholders. The Company shall, as soon as reasonably practicable after the date of this Agreement, (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Meeting"), as promptly as practicable after the date of this Agreement, for the purpose of securing the Company Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to Section 7.7, recommend to its stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

   (b) Meeting Date. The Company shall duly call and give notice of the Company Meeting, and shall commence distribution of the Proxy Statement to its stockholders, as soon as reasonably practicable after the clearance of the Proxy Statement by the staff of the SEC (or after the expiration of the ten calendar day period after filing the preliminary proxy statement with the SEC if the staff of the SEC has not commented on or otherwise notified the Company within such ten day period of the staff's intent to review and comment on the preliminary proxy statement).

   Section 7.5. Disclosure Schedules. On or before the date hereof, (i) Parent has delivered to the Company the Parent Disclosure Schedule, accompanied by a certificate signed by an officer of Parent stating the Parent Disclosure Schedule has been delivered pursuant to this Section 7.5, (ii) the Company has delivered to Parent the Company Disclosure Schedule, accompanied by a certificate signed by the chief financial officer of the Company stating the Company Disclosure Schedule has been delivered pursuant to this Section 7.5, and (iii) the Company has delivered to Parent and Digital Canal the Transferred Divisions Disclosure Schedule, accompanied by a certificate signed by the chief financial officer of the Company stating the Transferred Divisions Disclosure Schedule has been delivered pursuant to this Section 7.5. The Parent Disclosure Schedule, the Company Disclosure Schedule and the Transferred Divisions Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules shall be deemed to constitute an integral part of this Agreement and to modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein and the Sale Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules delivered on or before the date hereof shall be deemed to have been made on and as of the date hereof. From time to time prior to the Closing, the parties shall promptly supplement or amend the Disclosure Schedules with respect to any matter, condition or occurrence hereafter arising affecting the representations and warranties contained herein and in the Sale Agreement, respectively, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules pertaining to the parties' representations and warranties contained herein and the Sale Agreement. No supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement and in the Sale Agreement, respectively, or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.2(b) or 8.3(b).

   Section 7.6. Public Announcements. Subject to each party's disclosure obligations imposed by law or regulation, Parent and the Company will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Sale Agreement or any of the transactions contemplated hereby and thereby, respectively, and shall not issue any public announcement or statement with respect hereto or thereto without consulting with the other party.

   Section 7.7. No Solicitations. The Company shall, and shall direct and cause its executive officers, directors and authorized Representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as defined below). From and after the date hereof, the Company will not, and will not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time prior to the Effective Time the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, the Company may, in response to an Acquisition Proposal, which was not solicited subsequent to the date hereof,
(x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the

Company) (y) participate in discussions or negotiations regarding such Acquisition Proposal and (z) withdraw or modify its approval or recommendation of the Merger, this Agreement and the transactions contemplated hereby. The Company shall notify Parent orally and in writing of any such Acquisition Proposal (including, without limitation, the material terms and conditions of any such Acquisition Proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall apprise Parent of any change in the material terms and conditions of any such Acquisition Proposal, and shall give Parent three business days' advance notice of any agreement (specifying the material terms and conditions thereof) to be entered into with or any information to be supplied to any person making such Acquisition Proposal.

   Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by a director or executive officer of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this
Section 7.7 by the Company. Nothing contained in this Section 7.7 or any other provision hereof shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position with respect to a tender or an exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to its stockholders (including withdrawing or modifying its approval or recommendation of the Merger, this Agreement and the transactions contemplated hereby) as, in good faith judgment of its Board of Directors, after consultation with outside counsel, is consistent with its fiduciary responsibilities to the Company's stockholders under applicable law.

   The term "Acquisition Proposal" shall mean a written proposal or offer (other than by Parent or Merger Sub) for a tender or exchange offer, merger, consolidation or other business combination involving the Company or any material Company Subsidiary or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the Company or any material Company Subsidiary, other than the transactions contemplated by this Agreement. As used in this Section, "Board of Directors" includes any committee thereof.

   Section 7.8. Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

   Section 7.9. Takeover Statutes. If any "business combination," "fair price," "moratorium," "control stock acquisition" or other form of antitakeover statute or regulation shall become applicable to the Merger or the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the Merger or the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger or the transactions contemplated hereby.

   Section 7.10. Sale of Building Design and Construction and Structural Engineering Divisions. The Company shall, immediately following the Effective Time, sell to Digital Canal the Transferred Assets, pursuant to the terms and conditions of the Sale Agreement. The Company shall allow Parent the opportunity to direct all negotiations and proceedings with respect to the Company's sale of such Transferred Assets to Digital Canal.

   Section 7.11. Indemnification; Directors and Officers Insurance.

   (a) All rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of the Company or any of its Subsidiaries (including, without limitation, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries), as provided in the certificate of incorporation or by-laws of the Company or any Company Subsidiary or any indemnification agreement, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment thereto; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Company or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 7.11; provided further that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the applicable law or the certificate of incorporation or by-laws of the Company or any Company Subsidiary or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent; and provided further that nothing in this Section 7.11 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

   (b) Parent shall cause the Surviving Corporation to maintain the Company's directors' and officers' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is canceled during such period, Parent or the Surviving Corporation shall use its best efforts to obtain substantially similar D&O Insurance; and provided further that neither Parent nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy an amount, with respect to any single year of coverage, in excess of 125% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage with respect to that year as possible for such amount. In lieu of the D&O Insurance required by the preceding sentence, the Company may, at its option, purchase on or prior to the Effective Time, "tail" coverage D&O Insurance for the six-year period described in the preceding sentence, which "tail" coverage shall provide coverage in amounts and on terms consistent with the D&O Insurance coverage immediately prior to the purchase of such "tail" coverage.

   (c) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation.

   Section 7.12. ECOM Associates, Inc. Prior to Closing, the Company shall cause ECOM Associates, Inc., a Wisconsin corporation and wholly-owned subsidiary of the Company ("ECOM"), to do any of the following (i) transfer, assign and convey all of its assets, including the Transferred Assets, to the Company, (ii) be merged into the Company or (iii) be dissolved.

                                 ARTICLE VIII.

                                   CONDITIONS

   Section 8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

     (a) Stockholder Approval. The Company Stockholders' Approval shall have been obtained.

     (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger, the Asset Sale or the other transactions contemplated hereby shall have been issued and be continuing in effect, and the Merger, the Asset Sale and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation; provided, however, that the parties hereto shall use all reasonable efforts to have any such order, injunction, or prohibition vacated.

     (c) Governmental Approvals. All approvals of Governmental Authorities specified in Section 7.3 shall have been obtained.

   Section 8.2. Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to
Section 9.5:

     (a) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement, which are required to be performed by them at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct, unless the failure of such representations and warranties to be so true and correct, in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (ignoring, for purposes of this Section 8.2(b) any materiality standard expressly included in such representations or warranties) as of the date hereof (or, to the extent such representations and warranties speak as of an earlier or later date, as of such earlier or later date) and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier or later date) as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

     (c) Closing Certificates. The Company shall have received a certificate of Parent signed by the managing member of Parent, dated the Closing Date, to the effect that, to the best of such person's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

   Section 8.3. Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to
Section 9.5:

     (a) Performance of Obligations of the Company. The Company (and/or appropriate Company Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct, unless the failure of such representations and warranties to be so true and correct, in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (ignoring, for purposes of this Section 8.3(b), any materiality standard expressly included in such representations or warranties) as of the date hereof (or, to the extent such representations and warranties speak as of an earlier or later date, as of such earlier or later date) and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier or later date) as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

     (c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would or, insofar as reasonably can be foreseen, could have a Company Material Adverse Effect.

     (d) Company Required Consents. The Company Required Consents shall have been obtained.

     (e) Sale of Divisions. The Sale Agreement shall have been entered into and shall either have been consummated in accordance with its terms or shall then remain in full force and effect, it being understood that this condition shall not apply if such agreement shall have been entered into and subsequently terminated by reason of a breach by Biver, Parent or Merger Sub or any of their respective affiliates of any obligations that any of them may have had thereunder.

     (f) Closing Certificates. The Company shall have delivered (i) to Parent a certificate of the Company signed by the chief financial officer and another vice president of the Company, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.3(a), (b), (c), (d), (h) and (j) hereunder have been satisfied, (ii) to Digital Canal the certificate of the Company provided for by Section 7.1(g)(i) of the Sale Agreement.

     (g) Dissenting Shares. Holders of not more than ten percent (10%) of the outstanding shares of Company Common Stock shall have perfected such holder's right to dissent in accordance with the applicable provisions of the DGCL and shall not have withdrawn or lost such rights.

     (h) Cash Balances; Merger Expenses. The Company shall have aggregate cash, cash equivalents, investments, including accrued interest, gains or losses thereon (calculated according to GAAP), of at least $12,800,000, after payment by the Company of all of the Company's expenses (not including any expenses incurred by Parent or Merger Sub) incurred in connection with this Agreement, the Merger and the transactions contemplated hereby (including the Sale Agreement), including without limitation, any insurance (including without limitation insurance purchased by the Company pursuant to Section 7.11(b)), legal, accounting, printing, mailing, proxy solicitation, investment banking or financial advisory services.

     (i) Financing. The debt financings contemplated by Section 5.5 shall have closed (x) substantially on the terms set forth in the Commitment Letter (as modified by agreement of Parent and the senior lender) and (y) on such terms and conditions acceptable to Parent with respect to the other financing arrangements contemplated thereby.

     (j) ECOM. The Company shall have caused ECOM to do one of the following
  (i) transfer, assign and convey all of its assets, including the Transferred Assets, to the Company, (ii) be merged into the Company or
  (iii) be dissolved.

                                  ARTICLE IX.

                       TERMINATION, AMENDMENT AND WAIVER

   Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the Company Stockholders' Approval has been obtained:

     (a) by mutual written consent of Parent and the Board of Directors of the Company;

     (b) by any party hereto, by written notice to the others, if the Effective Time shall not have occurred on or before that date which is six months after the date hereof; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

     (c) by any party hereto, by written notice to the other party, if the Company Stockholders' Approval shall not have been obtained at a duly held Company Meeting, including any adjournments thereof;

     (d) by any party hereto, after consultation with outside counsel, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect of prohibiting the Merger, or by any party hereto, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable; provided, that such terminating party shall have complied with its obligations pursuant to Section 10.8;

     (e) by the Company, upon three business days' prior notice to Parent if, as a result of an Acquisition Proposal, (i) the Board of Directors of the Company shall have concluded in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that their fiduciary duties reasonably require that such Acquisition Proposal be accepted; and (ii) the Company shall have complied with all its obligations under Sections 7.4, 7.7 and 9.3;

     (f) by Parent, by written notice to the Company, if (i) there shall have been any breach of any representation or warranty, or any breach of any covenant or agreement, of the Company hereunder, other than such breaches, which, together with any other such breaches, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and such breach shall not have been remedied within twenty days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied, and provided, that, any materiality standard expressly included in such representations, warranties, covenants or agreements shall be ignored for purposes of this
  Section 9.1(f)(i); or (ii) the Special Committee or Board of Directors of the Company (whether or not acting through the Special Committee) (A) shall withdraw or modify in any manner adverse to Parent its approval of this Agreement and the transactions contemplated hereby or its recommendation to its stockholders regarding the approval of this Agreement, (B) shall fail to reaffirm such approval or recommendation within three business days after a written request therefor of Parent (unless such request is made during the last seven business days immediately prior to the Company Meeting, in which case, such reaffirmation shall fail to be made within two business days after the request), (C) shall approve or recommend any Acquisition Proposal or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C); or

     (g) by the Company, by written notice to Parent, if there shall have been any breach of any representation or warranty, or any breach of any covenant or agreement, of Parent or Merger Sub hereunder, (including without limitation, the failure of Parent and Merger Sub to (i) deposit, or cause to be deposited (including from available cash balances at the Company), the cash to the Exchange Agent required pursuant to Section 2.3(a) or (ii) make available at the Closing the consideration required to be paid pursuant to Section 2.1(b) or 2.1(c), in each case, assuming all other conditions to Closing have been satisfied or otherwise waived in writing by Parent), other than such breaches, which, together with any other such breaches, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and such breach shall not have been remedied within twenty days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied and provided, that, any materiality standard expressly included in such representations, warranties, covenants or agreements shall be ignored for purposes of this Section 9.1(g).

   Section 9.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent pursuant to Section 9.1, there shall be no liability on the part of either Parent or the Company or their respective officers, members or directors hereunder, except as provided in Section 7.8 and
9.3 provided, however, that nothing herein shall relieve any party for liability for any breach hereof except that as contemplated by Section 9.3, payment of the Expense Amount (as defined in Section 9.3) shall constitute the sole remedy for any breach that gives rise to the payment of such Expense Amount.

   Section 9.3. Termination Fee; Expenses.

   (a) Termination and Expense Fees. In this Agreement (i) is terminated by Parent pursuant to Section 9.1(f), or (ii) is terminated by the Company pursuant to Section 9.1(e), then the Company shall pay to Parent promptly (but not later than five business days after such notice is given or received by the Company pursuant to Section 9.1(f) or 9.1(e)) a non-accountable expense reimbursement equal to $600,000 in cash (the "Expense Amount") constituting reimbursement of expenses and fees incurred or to be incurred by Parent or Merger Sub in connection with or related to the Merger and the transactions contemplated by this Agreement, without any requirement that Parent or Merger Sub account for actual expenses. If (i) this Agreement is terminated pursuant to Section 9.1(c) and (ii) at the time of such termination, there shall have been an Acquisition Proposal made by a third party which, at the time of such termination, shall not have been (x) rejected by the Company and its Board of Directors and (y) withdrawn by the third party and (iii) within twelve months of any such termination, the Company becomes a subsidiary or part of such third party or a subsidiary or part of an affiliate of such third party, or merges with or into the third party or a subsidiary or affiliate of the third party or enters into a definitive agreement to consummate an Acquisition Proposal with such third party or affiliate thereof, then the Company shall pay to Parent in cash, at the consummation of the transactions contemplated by such agreement (and as a condition to the closing), a fee equal to the Expense Amount.

   (b) Expenses. The parties agree that the agreements contained in this
Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages (and not a penalty) for any breach by the Company of its obligations hereunder that gives rise to the right of Parent to receive such payments. Notwithstanding anything to the contrary contained in this Section 9.3, if the Company fails to promptly pay to Parent any fee or expense due under this Section 9.3, in addition to any amounts paid or payable pursuant to such Section, the Company shall pay Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

   Section 9.4. Amendment. This Agreement may be amended by Parent and the Boards of Directors of the Company and Merger Sub, at any time before or after the Company Stockholders' Approval has been obtained and prior to the Effective Time, but after such Approval has been obtained, no such amendment shall (a) alter or change the Per Share Amount or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 9.5. Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X.

                               GENERAL PROVISIONS

   Section 10.1. Non-Survival; Effect of Representations and Warranties. No representations or warranties in this Agreement shall survive the Effective Time, except as otherwise provided in this Agreement.

   Section 10.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (i) If to Parent or Merger Sub, to:

       JB Acquisitions, LLC
       2828 Arbor Hills Drive
       Dubuque, Iowa 52001
       Attn: John F. Biver
       Telecopy: (319) 557-9919
       Telephone: (319) 557-8627
       with a copy to:

       Dorsey & Whitney LLP
       801 Grand Avenue, Suite 3900
       Des Moines, IA 50309
       Attn: Steven J. Dickinson, Esq.
       Telecopy: (515) 283-1060
       Telephone: (515) 283-1000

     (ii) if to the Company, to:

       Eagle Point Software Corporation
       4131 Westmark Drive
       Dubuque, Iowa 52002-2627
       Attn: Chief Financial Officer
       Telecopy: (319) 556-5321
       Telephone: (319) 556-8392

       with a copy to:

       Sidley Austin Brown & Wood
       Bank One Plaza
       10 South Dearborn Street
       Chicago, Illinois 60603
       Attn: Larry A. Barden, Esq. and Richard E. Robbins, Esq.
       Telecopy: (312) 853-7036
       Telephone: (312) 853-7000

   Section 10.3. Miscellaneous. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than the Confidentiality Agreement), (b) shall not be assigned by operation of law or otherwise and (c) shall be governed by and construed in accordance with the laws of the State of Iowa applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the Delaware Act.

   Section 10.4. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   Section 10.5. Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 10.6. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Iowa or in Iowa state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Iowa or any Iowa state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Iowa.

   Section 10.7. Parties in Interest. Except as expressly provided in Section
7.11 and the rights of Blum and George as provided in Sections 2.1(b) and (c), as the case may be, and Section 2.3(c), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 10.8. Further Assurances. Each party will execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

   Section 10.9. Certain Definitions. The term "affiliate," except where otherwise defined herein, shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. The term "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

   IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement as of the date first written above to be signed by their respective officers thereunto duly authorized.

                                          Eagle Point Software Corporation

                                                  /s/ Thomas O. Miller
                                          By: _________________________________
                                                     Thomas O. Miller
                                            Chairman of the Board of Directors

                                          Jb Acquisitions LLC

                                                    /s/ John F. Biver
                                          By: _________________________________
                                                       John F. Biver
                                                          Manager

                                          Talon Acquisition Corp.

                                                    /s/ John F. Biver
                                          By: _________________________________
                                                       John F. Biver
                                               President and Chief Executive
                                                          Officer

   Rodney L. Blum and Dennis J. George sign this Agreement to indicate that, subject to the consummation of the transactions contemplated by this Agreement in accordance with its terms, each consents to the purchase of his Shares as set forth in Section 2.1(b) and (c), as the case may be, and Section 2.3(c); provided, however, that in the case of Rodney L. Blum, such consent is further conditioned on (i) the Sale Agreement remaining in full force and effect as of the Closing under this Agreement, and (ii) all conditions to closing under the Sale Agreement having been satisfied as of the Closing (except where the failure to satisfy any such condition is as a result of a breach by Blum or Digital Canal).

                                          /s/ Rodney L. Blum
                                          _____________________________________
                                          Rodney L. Blum

                                          /s/ Dennis J. George
                                          _____________________________________
                                          Dennis J. George